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                                                                      EXHIBIT 5

                                          March 29, 1996

Dow Jones & Company, Inc.
200 Liberty Street
New York, NY 10281

Dear Sirs:

  I have acted as counsel for Dow Jones & Company, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration, under the Securities Act of 1933, as amended (the "Act"), and the issuance by the Company of up to $300,000,000 aggregate initial offering price of its debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"). In this capacity, I have examined the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on March 29, 1996 (the "Registration Statement"); the Prospectus, subject to completion, dated March 29, 1996, included therein (the "Prospectus"); the Indenture, dated as of October 1, 1985, and the First Supplemental Indenture, dated as of November 15, 1989, each between the Company and Morgan Guaranty Trust Company of New York, as Trustee, and the Second Supplemental Indenture, dated as of December 1, 1995, between the Company and First Trust of New York, National Association, as successor Trustee, each filed as an exhibit to the Registration Statement (together, the "Indenture"), under which the Debt Securities are to be issued; and such corporate records, certificates and other documents and such matters of law as I have considered necessary or appropriate for the purposes of this opinion.

  Based upon such examination, it is my opinion that:

    1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement.

    2. The issuance of the Debt Securities has been duly authorized by the Board of Directors of the Company and, when the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or agreement or instrument then binding on the Company, and the Debt Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

  I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Validity of Debt Securities" in the Prospectus. This consent does not concede that I am an expert for purposes of the Act.

                                          Very truly yours,

                                          /s/ David E. Moran